EXHIBIT 23





                         CONSENT OF INDEPENDENT AUDITORS





  The Board of Directors
  Selas Corporation of America:



  We consent to the incorporation by reference in the registration statement No. 33-33712 on Form S-3, and in the registration statements (No. 333-16377, No. 333-66433,and No. 333-59694) on Form S-8 of Selas Corporation of America and subsidiaries of our reports dated March 17, 2003, relating to the consolidated balance sheets of Selas Corporation of America and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of operations, shareholders' equity, and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 2002, which reports are included in the December 31, 2002 annual report on Form 10-K of Selas Corporation of America.

  Our report dated March 17, 2003 on the consolidated financial statements of Selas Corporation of America and subsidiaries as of and for the year ended December 31, 2002 contains an explanatory paragraph that the company adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" on January 1, 2002 and Statement of Financial Accounting Standards No. 133 "Accounting for Derivative and Hedging Activities" on January 1, 2001.



  /s/KPMG LLP
  Philadelphia, Pennsylvania
  March 20, 2003